Exhibit 4.2

THE JONES FINANCIAL COMPANIES, L.L.L.P.

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The limited partnership profits interest (the “Profits Interests”) in The Jones Financial Companies, L.L.L.P., a Missouri limited liability limited partnership (“JFC”), are registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. References herein to the “Partnership” refer to JFC or JFC and its consolidated subsidiaries, as the context requires.

The rights and obligations of Profits Interest Holders in the Partnership are governed by the Twenty-Third Amended and Restated Agreement of Registered Limited Liability Limited Partnership dated as of November 5, 2025, as amended from time to time (the “Partnership Agreement”) and the Profits Interest Subscription Agreement(s) entered into between each Profits Interest Holder and the Partnership. The following information describes the Profits Interests, as well as selected provisions of the Partnership Agreement. This description is only a summary. The statements set forth herein do not purport to be complete and are qualified in their entirety by express reference to the Partnership Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Partnership Agreement.

Profits Interests

The Profits Interests are offered for no cash consideration, without a capital purchase by the recipient, in recognition of the recipient’s provision of services for, on behalf of, or for the benefit of the Partnership as an employee, Partner or JV Financial Advisor. For each Profits Interest, the Partnership will designate in each Profits Interest Holder’s Profits Interest Subscription Agreement a Notional Capital Contribution amount (as described below) for each Fiscal Year of the Profits Interest.

Notional Capital Contributions

Under the Partnership Agreement, a “Notional Capital Contribution” represents a bookkeeping measure, expressed in terms of a U.S. dollar amount, that is designated for an individual Fiscal Year (or other applicable period) of a Profits Interest, as determined in the discretion of the Managing Partner and set forth in each Profits Interest Holder’s Profits Interest Subscription Agreement. The Notional Capital Contribution is used as the basis for calculating allocations and distributions to the Profits Interest Holders pursuant to the Partnership Agreement.

In no circumstances at or following the issuance of a Profits Interests will the Notional Capital Contribution designated with respect to such Profits Interest be treated in whole or in part as a Capital Contribution or as an Adjusted Capital Contribution nor shall any Notional Capital Contribution be credited to or otherwise construed as forming a part of any Capital Account of any Partner (including any Profits Interest Holder), and no Profits Interest Holder, in such capacity, shall have any obligation to make a payment of any Capital Contribution to the Partnership.

Because Notional Capital Contributions are not a part of a Profits Interest Holder’s Capital Account, the Profits Interests will only represent a right to allocations and distributions of Net Income and allocations of Profits, Losses and items of income, gain, loss and deduction of the Partnership and will not entitle the Profits Interest Holder to any return or payment connected with their Notional Capital Contributions (including upon the partial or total liquidation of the

Partnership) other than with respect to the rights to allocations and distributions as a Profits Interest Holder. No Profits Interest Holder will have any right to demand and receive cash or property in return for their Notional Capital Contribution.

Upon the redemption by the Partnership of any Profits Interest, the Notional Capital Contribution designated as related to such Profits Interests will also be deemed redeemed by the Partnership without compensation by the Partnership for the redemption of such Notional Capital Contribution.

Non-Assignability of Profits Interests; Termination of Profits Interests

No Profits Interest Holder may sell, pledge, exchange, transfer or assign their Profits Interests to any Person without the express written consent of the Managing Partner.

A Profits Interest Holder must accept redemption of their Profits Interest(s) and accumulated profits due under the Partnership Agreement, and relinquish all rights as a Profits Interest Holder of the Partnership related to the Profits Interests upon: (i) such Profits Interest Holder’s death; (ii) such Profits Interest Holder’s cessation as a Class A Limited Partner, Class B Limited Partner or Subordinated Limited Partner of the Partnership; (iii) the receipt of a notice from the Managing Partner to the effect that such Profits Interest Holder shall cease to be a Profits Interest Holder for any reason at the discretion of the Managing Partner; or (iv) an automatic redemption of the Profits Interests, without any action by the Partnership, on the last day of the last calendar year for which a Notional Capital Contribution is designated pursuant to the terms of the Profits Interest Holder’s Profits Interest Subscription Agreement (each, a “Termination Event”).

Lack of Voting Rights

None of the Profits Interest Holders in their capacities as Profits Interest Holders may vote or otherwise participate in the management of the business of the Partnership. Profits Interest Holders in their capacities as Profits Interest Holders have no right to vote in selecting the Managing Partner.

Dilution

The Managing Partner is authorized, without the approval of (and without prior notice to) the Profits Interest Holders, to admit to the Partnership additional Profits Interest Holders, and the Profits Interest Holders are afforded no pre-emptive rights.

Allocation of Net Income or Net Loss and Cash Distributions

Allocation and distribution rights as a Profits Interest Holder, depend, in part, on whether the allocations and distributions relate to a Fiscal Year beginning prior to, on or after the Recapitalization Date.

Allocation of Net Income. Net Income for each Fiscal Year will be allocated on a monthly basis, to each Profits Interest Holder: (1) for any Fiscal Year beginning before the Recapitalization Date, second in priority after the Class A Limited Partners of the Partnership, in an amount equal to the product of such Net Income times a percentage, which will equal the product of the following three factors: (a) one-fourth of one percent (0.0025) multiplied by (b) the quotient of $1,900,000 divided by Normalized GP Capital multiplied by (c) the quotient of the Total Notional Capital Contribution of the respective Profits Interest Holder divided by $25,000; and (2) beginning on or after the Recapitalization Date, third in priority after the Class A Limited Partners and Service

Partners, an amount equal to the product of (x) the applicable Post-Recapitalization Aggregate Variable Return and (y) a percentage, derived by the following formula: (aa) the Total Notional Capital Contributions of such Profits Interest Holder, divided by (bb) the Post-Recapitalization Variable Capital Base. For purposes of allocations for Fiscal Years occurring on or after the Recapitalization Date, the Notional Capital Contributions of each Profits Interest issued before the Recapitalization Date shall be deemed to equal the amount that is 55% of the Notional Capital Contributions otherwise attributable to such Profits Interest. Net Income is also allocated to Class B Limited Partners and Subordinated Limited Partners pari passu with Profits Interest Holders based on similar calculations, and remaining Net Income is then allocated among the General Partners in accordance with the terms of the Partnership Agreement.

The percentage of participation for Profits Interest Holders will be calculated annually, at the beginning of each Fiscal Year, and used in allocating Net Income earned during the Fiscal Year. This calculation is to be adjusted during the applicable period for increases and decreases of Capital Contributions (including for this purpose Notional Capital Contributions) as determined by the Managing Partner. For purposes of the calculation, Capital Contributions and Notional Capital Contributions exclude undistributed Net Income, except that Net Income reserved from General Partner distributions are included as Capital Contributions. Any monthly Net Income allocation may be adjusted to the extent that the Partnership incurs a Net Loss in any Fiscal Month during the Fiscal Year.

Allocation of Net Loss. In any year in which there is a Net Loss and the Partnership is not dissolved and liquidated, such Net Loss will be allocated to the Subordinated Limited Partners and the General Partners in accordance with the Partnership Agreement.

Current Distributions. Subject to the limitations on distributions in the Partnership Agreement, for each Fiscal Year, the Partnership, from time to time, but in no event later than 180 days after the end of such Fiscal Year, will distribute cash to the Profits Interest Holders equal to the amount of aggregate Net Income allocated to such Profits Interest Holder for such Fiscal Year pursuant to Section 8.1 of the Partnership Agreement.

Distributions Upon Dissolution. Upon the Partnership’s dissolution, the proceeds of liquidation will be applied and distributed in the following order of priority:

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To the payment of the Partnership’s debts and liabilities, including any expenses of liquidation, but expressly excluding (a) all Capital Contributions of all General Partners, Class A Limited Partners, Class B Limited Partners and Subordinated Limited Partners and (b) accrued but unpaid amounts due to the Class A Limited Partners under Section 3.3B of the Partnership Agreement (the “7½% Payments”).
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To the payment of any accrued but unpaid 7½% Payments.
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To the payment of any accrued but unpaid amounts due as described above under the subheading “Current Distributions.”
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To the repayment of the Capital Contributions of the Class A Limited Partners and the Class B Limited Partners.
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To the repayment of the Capital Contributions of the Subordinated Limited Partners.
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To the repayment of the General Partners’ Adjusted Capital Contribution.

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The balance to the General Partners in proportion to their respective General Partner Percentages.

The Profits Interests Holders will not be entitled to any distributions upon dissolution other than for “Current Distributions” (the third bullet above). The Profits Interest Holders will also not be entitled to receive any Premium in the event of a sale or other disposition of, at one time, all, or substantially all, of the Partnership’s assets to any one person and its affiliates, or a sale, merger, public offering similar in scope to such a transaction.

Profits Interests for Tax Purposes

Each Profits Interest is intended to be a “profits interest,” as that term is used in Internal Revenue Service (“IRS”) Revenue Procedures 93-27 and 2001-43, or, to the extent superseded by proposed regulations referenced in IRS Notice 2005-43 or by any other duly issued superseding rules, then as the term is described therein. Following the promulgation, if any, of final regulations or other guidance by the Treasury Department and IRS regarding the tax consequences associated with partnership interests issued in connection with the performance of services, the Partnership may, at the discretion of the Managing Partner, elect to have the liquidation value safe harbor contemplated by Proposed Regulations Section 1.83-3(l), and by the revenue procedure contemplated by IRS Notice 2005-43 (or any other safe harbor or other similar provision set forth in the applicable regulations or other guidance), to apply irrevocably with respect to the Partnership and any Profits Interest.

In accordance with the requirements of IRS Revenue Procedures 93-27 and 2001-43, each Profits Interest (i) will have a Capital Account balance of zero, and (ii) will not entitle the Profits Interest Holder to a share of the proceeds if the Partnership’s assets were sold at fair market value and then the proceeds were distributed in a complete liquidation of the Partnership (after satisfying the liabilities of the partnership according to their terms, but limited in the case of each nonrecourse liability of the Partnership to the book value of the asset(s) securing such liability), in each case, at the time of issuance of the Profits Interests. In addition, the Managing Partner may, in the sole discretion of the Managing Partner, limit the amount of Net Income to be allocated to a Profits Interests under the Partnership Agreement with respect to any calendar year (or portion thereof), to the extent that that Managing Partner determines, in the sole discretion of the Managing Partner, that such limitation is necessary or appropriate to comply with the requirements of IRS Revenue Procedures 93-27 and 2001-43 or to otherwise cause the Profits Interest to constitute a Profits Interest For Tax Purposes.

In addition, and as set forth in each Profits Interest Subscription Agreement, each Profits Interest Holder is required to authorize and direct the Partnership to file with the IRS, on the Profits Interest Holder’s behalf, a completed election under Section 83(b) of the IRC and the Regulations.

Liability of Profits Interest Holders

Except as otherwise provided in the Partnership Agreement or as provided in the Missouri Revised Uniform Limited Partnership Act, no Profits Interest Holder in their capacity as a Profits Interest Holder will be liable for any of the Partnership’s obligations.

Termination and Withdrawal of Profits Interest Holders; Amounts Payable

Within a reasonable time after a redemption of a Profits Interest after a Termination Event, but in no event later than the 60th day of the calendar year following the year in which such redemption is deemed to occur after such Termination Event, the Partnership shall pay to the Profits Interest Holder (or, if such Profits Interest Holder is deceased, such Profits Interests Holder’s estate) an amount of cash equal to such Profits Interest Holder’s pro rata share of any cash distributions to which such individual was entitled as set forth under “Current Distributions” with respect to such Aggregate Profits Interest, calculated as of the previous Valuation Date if such redemption occurs on or prior to the 15th day of a month or calculated as of the next Valuation Date if such redemption occurs on or after the 16th day of a month; provided, however, that the Partnership shall not be required to make any such payments to such Profits Interest Holder (or, if such Profits Interest Holder is deceased, such Profits Interest Holder’s estate), and such Profits Interest Holder shall not earn or otherwise be entitled to any allocations, distributions or other payments, if the Managing Partner determines, with the prior approval of the Enterprise Leadership Team, that such Profits Interest Holder has engaged in conduct that gives rise to a Suspension Event.

All allocations, distributions, or other payments to a Profits Interest Holder are conditioned on the Profits Interest Holder not engaging in any conduct that gives rise to any Suspension Event prior to the actual payment or distribution of such amounts. If the Managing Partner determines that the Profits Interest Holder engaged in conduct giving rise to a Suspension Event, the Managing Partner may defer or hold back all payments otherwise due until making a determination that there are no unresolved claims, demands, actions, suits, investigations or proceedings against the Profits Interest Holder or until an earlier date set by the Managing Partner (i.e., the Deferral Period). Except as otherwise determined by the Managing Partner, throughout the Deferral Period, such Profits Interest Holder will cease for all purposes to earn, accrue or have any rights as a Profits Interest Holder to any further allocations, distributions or other payments to Profits Interest Holders under the Partnership Agreement. The Partnership may elect to retain, apply as an offset to, or otherwise pay any unreturned portion of any amount that would otherwise have been payable to the Profits Interest Holder toward (i) the satisfaction of any loan financing the purchase of the Profits Interest Holder applicable Profits Interests, or (ii) the satisfaction of any losses, claims, damages, liabilities, costs, expenses (including reasonable legal and experts’ fees, costs and expenses), judgments, awards, fines, settlements or other amounts arising from any and all claims, demands, actions, suits, investigations or proceedings by the Partnership or its Affiliates (whether on their own behalf or on behalf of a client or regulatory body) against such Profits Interest Holder. Any remaining unreturned amounts that have been deferred during the Deferral Period and not retained, applied as an offset to, or paid in connection with such claims, demands, actions, suits, investigations or proceedings shall be paid, without interest or additional earnings, to the Profits Interest Holder within 30 days following the end of the Deferral Period. The Managing Partner may waive any of these provisions with the approval of the Enterprise Leadership Team.

Term and Dissolution

The Partnership will dissolve on December 31, 2199, or prior thereto upon the happening of any of the following events:

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the sale of all of its assets;
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an event of withdrawal of a General Partner if no General Partner remains; or

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the dissolution of the Partnership by a General Partner Majority Vote.

Books, Records and Reports; Appointment of Attorneys-in-Fact; Amendment

The Partnership’s books and records will at all times be maintained at the Partnership's principal offices and will be open for examination and inspection by the Partners or by their duly authorized representatives during reasonable business hours. The Partnership will have financial statements prepared, and copies of such statements will be made available to the Partners.

Each Partner, by the execution of the Partnership Agreement, irrevocably constitutes and appoints the Managing Partner, their true and lawful attorney-in-fact with full power and authority to, among other things, execute such documents as may be necessary or appropriate to carry out the provisions and intent and purpose of the Partnership Agreement.

The Partnership Agreement may be amended without the consent or approval of (and without prior notice to) any Partner by the Managing Partner upon the affirmative vote of a majority of the Enterprise Leadership Team, or by a General Partner Majority Vote. In particular, but without limiting the foregoing, the Partners’ right to the Net Income or the proceeds of liquidation of the Partnership or in any other allocation or distribution to be received by them from the Partnership pursuant to the Partnership Agreement may be reduced or increased or otherwise modified or amended without the consent or approval of (and without prior notice to) any Partner.